MEMORANDUM OF AGREEMENT
Consultancy & Licensing Arrangement

This Memorandum of Agreement is entered into and executed this DD MM, 2011 by and between:

SPROTT-SHAW COMMUNITY COLLEGE Inc., hereinafter referred to as "SSCC", an educational institution with over 107 years of experience in providing high quality education at several locations in Canada, with principal address at Port Coquitlam, British Columbia, Canada, represented herein by its President Patrick Dang,

And

CANADIAN INSTITUTE OF EDUCATION / IRAQ, hereinafter referred to as "CIE", an educational institution, incorporated under the laws of Iraq, with principal address at the North of Iraq, represented herein by its President.

ARTICLE I
DESCRIPTION OF COOPERATION

SSCC and CIE have signed a “Consultancy and Licensing Agreement” whereby:

●
SSCC will allow CIE to use and deliver the King George and All Sprott-Shaw programs aimed at preparing students in Iraq for their careers with Multinational Companies in the region and/or for continuing their studies at SSCC licensed center in Iraq.

●
CIE will use and deliver the King George and Sprott-Shaw programs under a licensing agreement with the commitment of King George and SSCC to provide the academic and the marketing support which are necessary to make this agreement successful and be mutually beneficial to CIE and SSCC as well as to the market they serve.

The programs identified for this agreement, are in accordance to SSCC course calendar 2010/2011, are:

1.	Business Programs
2.	Healthcare Programs
3.	International Programs

Successful graduates of all the programs will earn their certificates or diploma from SSCC and KGIC. Successful graduates will have the option of transferring their credit with CIE to SSDC in Vancouver, Canada.

This agreement will enable Eligible Students enrolled in business programs who matriculate into SSDC’s BBA program to use certain ABME courses to meet SSDC degree requirements by applying the articulated block transfer from their ABME program. The students will also earn a corresponding degree from SSDC upon satisfactory completion of their programs in Vancouver, Canada.

ARTICLE II
          RESPONSIBILITITES OF PARTIES

I.	As a party to this agreement, CIE agrees:

a.
To be a licensee to deliver the ESL, Business, Healthcare, and international diploma programs of KGIC and SSCC in Iraq and may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the SSCC.

b.	To advise SSCC of any curriculum changes to its English Preparation program which may affect the articulation agreement with SSCC;

c.	To provide SSCC with any other information that may be requested relevant to the delivery and marketing of the ESL, Business, Healthcare, and international diploma programs;

d.	To market, recruit, and admit qualified students to the ESL, Business, Healthcare, and international diploma programs;

e.	To make information about this agreement and the specified study options available to students;

f.
To host SSCC or appointed instructors and staff in Iraq for recruitment oriented events and meetings with prospective and existing CIE students who are making country destination choices for their continuing studies;

g.	To list KGIC and SSCC in any CIE publication that refers to this articulation agreement, subject to approval of format, colour and other items which are part of the SSCC’s brand or branding process.

h.	To organize video conferences* among the identified Liaison Officers, at least once a year, to evaluate the success of the program.

i.	To organize a video conferences* among instructors of CIE and SSCC, at least once a year, to share best practices.

j.	To organize a video conferences* among students of CIE and SSCC, at least once a year, to share learning experiences.

*Use of SSCC’s Global Learning Network will be introduced.

II.	As a party to the agreement, SSCC agrees:
a.	To grant CIE the exclusive license to offer KGIC and SSCC’s ESL, Business, Health Care, and international Diploma programs in Iraq.
b.	To provide the necessary consultancy and support in terms of:
i.	Approved curriculum and any updates thereof
ii.	All course outlines
iii.	Academic advice on faculty recruitment and selection; course delivery; student performance evaluation; and other quality assurance indicators
c.	To provide faculty development initiatives through online, on-site, or through video conferences as often as necessary
d.	To provide CIE with updated information about the all programs and about the SSCC Degree programs on an annual basis or as the need arises

e.	To list CIE in any SSCC publication that refers to this articulation agreement, subject to approval of format, colour and other items which are part of the SSCC’s brand or branding process.

f.	To organize video conferences* among the identified Liaison Officers, at least once a year, to evaluate the success of the program.

g.	To organize video conferences* among instructors of CIE and SSDC, at least once a year, to share best practices.

h.	To organize a video conferences* among students of CIE and SSDC, at least once a year, to share learning experiences.

*Use of SSDC’s Global Learning Network will be introduced.

ARTICLE III
FINANCIAL CONSIDERATION

I.
For the exclusive right of CIE to offer King George and Sprott-Shaw’s programs in Iraq, SSCC will levy a one-time licensing fee in the amount of $ 100,0 00 for the use of the ESL, Business, Health Care, and international Diploma/curriculums for 5 years starting from the date of implementation of each program.

II.	Tuition revenues from students studying at the CIE campuses in Iraq will be split between CIE and SSCC on a basis as follows;
-	CIE receives 90% of the total program tuition fee revenues (Books and other fees excluded).
-	SSCC receives 10% of the total program tuition fee revenues (Books and other fees excluded).

III. For all students transferring to Canada to complete their studies with SSCC, CIE will receive 20% of the total Tuition Revenues for diploma/Degree programs, those fees to be collected at the beginning of each academic year (Books and other fees excluded)

ARTICLE IV
MISCELLANEOUS PROVISIONS

1.	Each Party agrees and covenants to the other that it shall enter into negotiations in good faith.
2.	Both Parties warrant that they have the capacity and resources to assume their respective responsibilities outlined in this Agreement.
3.	Both parties undertake to inform each other of any and all new information and developments, which would have an impact on this agreement.
4.
All notices required or permitted under this agreement shall be in writing and transmitted to the addressee by registered mail at the address indicated in the party clause hereof.  A Party hereto may cause a change in its address by serving a written notice of such fact to the other.  A notice of a change of address shall be binding on the other Party immediately upon receipt of such notice.

5.
CIE agrees to submit a marketing plan to SSCC to demonstrate commitment and means including a strategic plan to increase its student intake and overall population. It is expected that CIE will set monthly targets for intakes and a revenue forecast based on targets set.

6.	This Agreement may be amended, modified or otherwise altered only by means of a written instrument duly signed by all the parties.

7.	CIE and SSCC will establish a “Manual of Operations” to be discussed and agreed upon in terms of working documentation and procedures for the following;
a.	Enrolment projections
b.	Admissions and registration procedures
c.	Financial tracking of revenues
d.	Payment of Licensing fee and share of revenue
e.	Student Attendances
f.	Student academic progress and marks
g.	Student transcripts
h.	Student Diplomas awarded
i.	Student transfers in progress
j.	Graduates and transfers
k.	Curriculum Delivery methodologies
l.	Curriculum changes and amendments
m.	Faculty list and staff
n.	Partnerships with other institutions
o.	Legal and educational compliances
p.	Accounting and Audit reports as required
q.	Management and ownership structures
r.	Marketing and Branding concepts for approvals
s.	Others

ARTICLE V
TERM, REVIEW, TERMINATION

1.
This Consultancy and Licensing Agreement shall be valid for period of five (5) years from the date of implementing each program with an option to renew for a further (5) years commencing on the date of implementation.

2.
This Agreement must be reviewed annually for continued validity, applicability and the addition of new courses and programs.  The appropriate SSCC and CIE Officers or their designees, may make amendments to this Agreement as a part of this annual review by written amendment only.  Any other modifications to this Agreement may be made by mutually written agreement between the parties provided that a minimum six (6) months prior written notice is provided by the party desiring any change.

3.
When authorized officials of the two parties sign this Agreement, each party is free to publicize this Agreement in a manner consistent with the Agreement; provided, however, that each party acknowledges that each owns certain trademarks, trade names, logos and service marks, none of which may be used by the other party without the express written consent of the owner of each such mark.

4.
Any dispute or disagreement arising between the parties as a result of this contract or work undertaken shall be referred to an arbitrator to be mutually appointed by both parties. If both parties have reached no agreement, in such a case, the dispute shall be referred to the court jurisdiction in Iraq.

IN WITNESS WHEREOF, the parties hereto have set their hands on the date and at the place first above-written.

SPROTT-SHAW COMMUNITY COLLEGE, Inc.	Canadian Institute of Education

By: /s/ MR. PATRICK DANG	By: /s/ DR. EMAN GADHBAN
MR. PATRICK DANG	DR. EMAN GADHBAN
Sprott-Shaw Community College	Canadian Institute of Education

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